Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated November 14, 2025, which includes an explanatory paragraph regarding the Company’s ability to continue as going concern, relating to the financial statements of Praetorian Acquisition Corp. as of October 24, 2025 and for the period from September 29, 2025 (inception) through October 24, 2025, which is contained in that Prospectus.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC.
WithumSmith+Brown, PC.

New York, New York

November 14, 2025